Exhibit 99.3
MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (AS RESTATED)
The following discussion and analysis is intended to provide investors with an understanding of the historical performance of Post and its financial condition. This discussion and analysis presents the factors that had a material effect on the results of operations of Post during the fiscal years ended September 30, 2011, 2010 and 2009.
The financial statements of Post for these periods have been derived from Ralcorp’s historical accounting records and reflect significant allocations of direct costs and expenses. All of the allocations and estimates in these financial statements are based on assumptions that we believe are reasonable. However, the financial statements do not necessarily represent the financial position or results of operations of Post had it been operated as a separate independent entity. See “Critical Accounting Policies and Estimates” below as well as Note 2 of “Notes to Combined Financial Statements.”
You should read this discussion in conjunction with the historical combined financial statements of Post and the notes to those statements included in Exhibit 99.4, which restates the information statement included on Form 10 originally filed with the SEC on January 25, 2012, and the unaudited pro forma condensed combined financial data and the notes to the pro forma condensed combined financial data of Post included elsewhere in the information statement .
The following discussion and analysis contains forward-looking statements. See “Forward-Looking Statements” for a discussion of the uncertainties, risks and assumptions associated with these statements.
Restatement
Our financial statements as of and for the year ended September 30, 2011 have been restated to correct the amount of goodwill impairment recorded during the fourth quarter of fiscal 2011. See further discussion of the restatement in Note 1 in "Notes to Combined Financial Statements” contained herein. The Management's Discussion and Analysis of Financial Condition and Results of Operations (as restated) which follows below has been corrected to reflect the impact of the restatement. However, the restated Management's Discussion and Analysis of Financial Condition and Results of Operations speaks as of the date when originally filed and has not been updated to reflect events occurring after the date of the original filing.
Overview
We are a leading manufacturer, marketer and distributor of branded ready-to-eat cereals in the United States and Canada. We are the third largest seller of ready-to-eat cereals in the United States with 11.2% market share (based on retail sales) for the 52-week period ended November 26, 2011, according to A.C. Nielsen. Our products are manufactured through a flexible production platform consisting of four owned primary facilities and sold through a variety of channels such as grocery stores, mass merchandisers, club stores, drug stores, convenience stores and foodservice establishments. Our portfolio of brands includes diverse offerings such as Honey Bunches of Oats, Shredded Wheat, Grape-Nuts, Raisin Bran, Golden Crisp, Alpha-Bits, Honeycomb, Pebbles, Pebbles Treats and Great Grains. We have leveraged the strength of our brands, category expertise, leadership, and over a century of institutional knowledge to create a diverse portfolio of cereals that enhance the lives of consumers.
From 1925 to 1929, our predecessor, Postum Cereal Company, acquired over a dozen companies and expanded its product line to more than 60 products. The company changed its name to General Foods Corporation and over several decades introduced household names such as Post Raisin Bran (1942), Honeycomb (1965), Pebbles (1971) and Honey Bunches of Oats (1990). General Foods was acquired by Philip Morris Companies in 1985, and subsequently merged with Kraft in 1989. In 2008, the Post cereals business was split off from Kraft and combined with Ralcorp Holdings, Inc.

On July 14, 2011, Ralcorp’s Board of Directors announced that they had unanimously agreed in principle to separate the Post cereals business from Ralcorp in a tax-free spin-off to Ralcorp shareholders. We believe the separation will enable us to focus on strategies specific to the branded cereal business in order to stabilize the business, improve innovation and provide greater flexibility.
Business Drivers and Measures
In operating our business and monitoring its performance, we consider a number of performance measures and operational factors and factors affecting the ready-to-eat cereal industry as whole as further discussed below.

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Our business is characterized by intense competition among large manufacturers of branded, private label and value ready-to-eat cereals. In recent years, the ready-to-eat cereal category has not grown, and in some years has declined, which has tended to intensify this competition. We expect this strong competitive environment to continue in the future. During fiscal year 2011, we experienced a 9% decline in volume compared to fiscal year 2010 as well as a significant decline in our market share. We believe this decline was primarily the result of a reduction in the level and effectiveness of our trade spending and increases in our list prices at a time when consumers were increasingly price conscious given the recessionary environment. We have instituted programs which we believe will stabilize and ultimately reverse this market share trend by improving the value offered by our products through new pricing strategies, improved marketing programs, a focus on product quality and expanding the distribution of our products into currently underrepresented sales channels.

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The primary components of our costs of goods sold include raw materials (agricultural commodities including wheat, oats, sugar, fruit and almonds), packaging (linerboard cartons, corrugated boxes, plastic containers, and carton board) and freight and distribution (a combination of common carriers and inter-modal rail). In 2011, we experienced increases in our raw material commodity costs and we expect our commodity prices to continue to increase in 2012.

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Our selling, general and administrative costs consist primarily of advertising and promotion, marketing, general office and research and development costs. During 2011, these costs increased primarily as a result of increased advertising and promotion spending. One of our key strategies is to continue to invest in advertising, promotion and marketing that builds our iconic brands.

Seasonality
Demand for ready-to-eat cereal has generally been approximately level throughout the year, although demand for certain promotional products may be influenced by holidays, changes in seasons, or other events.
Impairment of Intangible Assets
We perform an assessment of indefinite life assets (including goodwill and brand trademarks) during the fourth quarter in conjunction with the annual forecasting process. In addition, intangible assets are reassessed as needed when information becomes available that is believed to negatively impact the fair market value of an asset.
In the third quarter of 2011, a non-cash trademark impairment charge of $32.1 million was recognized related to the Post Shredded Wheat and Grape-Nuts trademarks based on reassessments triggered by the announced separation of Post from Ralcorp. The trademark impairment was due to reductions in anticipated future sales as a result of competition and a reallocation of advertising and promotion expenditures to higher-return brands.
In the fourth quarter we recorded additional non-cash impairment charges totaling $534.4 million (as restated). These charges consisted of a goodwill impairment of $427.8 million (as restated) and trademark impairment charges of $106.6 million (primarily related to the Honey Bunches of Oats, Post Selects, and Post trademarks). Based upon a preliminary review of the Post cereals business conducted by the newly appointed Post management team in October 2011, sales declines in the fourth quarter and continuing into October, and weakness in the branded ready-to-eat cereal category and the broader economy, we determined that additional strategic steps were needed to stabilize the business and the competitive position of its brands. The impact of these steps is the reduction of expected net sales growth rates and profitability of certain brands in the near term, thereby resulting in the goodwill and trademark impairments.
In the fourth quarter of fiscal 2010, a trademark impairment loss of $19.4 million was recognized related to the Post Shredded Wheat and Grape-Nuts trademarks. The trademark impairment was due to a reallocation of advertising and promotion expenditures to higher-return brands and reductions in anticipated sales-growth rates based on the annual forecasting process completed in the fourth quarter.
See further discussion of impairments under “Critical Accounting Policies and Estimates” and in Notes 2 and 4 in “Notes to Combined Financial Statements” contained herein.
Transition and Integration Costs
Post incurred significant costs in fiscal years ended September 30, 2010 and 2009 and the two months ended September 30, 2008 related to the August 2008 acquisition by Ralcorp. The costs include transitioning Post into Ralcorp operations, including decoupling the cereal assets of Post from those of other operations of Kraft (the former owner), developing stand-alone Post information systems, developing independent sales, logistics and purchasing functions for Post, and other significant integration undertakings. While a portion of those costs are capitalized, the expense portion totaled $7.7 million and $31.6 million for fiscal 2010 and 2009, respectively, and is reflected in selling, general and administrative expenses. No transition and integration costs were incurred during fiscal 2011.
For more information about transition and integration costs, see Note 16 of “Notes to Combined Financial Statements.”
Separation Costs
In preparation for Post’s separation from Ralcorp, Post incurred approximately $2.8 million of costs during the fiscal year ended September 30, 2011. The costs, which are reflected in selling, general and administrative expenses, primarily consisted of legal and accounting fees, other outside service fees and employee severance.
Derivative Financial Instruments and Hedging
Post participates in Ralcorp’s derivative financial instrument and hedging program, but did not hold any derivative financial instruments of its own during the fiscal years ended September 30, 2011, 2010 and 2009. Hedge accounting is only applied when the derivative is deemed to be highly effective at offsetting changes in fair values or anticipated cash flows of the hedged item or transaction (and it meets all other requirements under Topic 815 of the Accounting Standards Codification). Certain of Ralcorp’s commodity-related derivatives do not meet the criteria for cash flow hedge accounting or simply are not designated as hedging instruments; nonetheless, they are used to manage the future cost of raw materials and are economic hedges. Changes in the fair value of such derivatives, to the extent they relate to Post, are recognized immediately in the Post statement of operations. During fiscal year 2011, Post recognized $7.1 million of expense in cost of sales related to economic hedges.
For more information about derivative financial instruments and hedging, see Notes 2 and 10 of “Notes to Combined Financial Statements.”
Non-GAAP Measures
The non-GAAP financial measures presented herein and discussed below do not comply with accounting principles generally accepted in the United States, or GAAP, because they are adjusted to exclude (include) certain cash and non-cash income and expenses that would otherwise be included in (excluded from) the most directly comparable GAAP measure in the statement of operations. These non-GAAP financial measures, which are not necessarily comparable to similarly titled captions of other companies due to potential inconsistencies in the methods of calculation, should not be considered an alternative to, or more meaningful than, related measures determined in accordance with GAAP. As further discussed below, these non-GAAP measures supplement other metrics used by management and investors to evaluate the business and facilitate the comparison of operations over time.

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Adjusted EBITDA, as presented herein, is defined as earnings before interest, income taxes, depreciation, and amortization, excluding impairment of goodwill and other intangible assets, adjustments for economic hedges, and transition, integration and separation costs. We believe our board of directors, management and investors can use Adjusted EBITDA to assess Post’s performance because it allows comparison of operating performance on a consistent basis across periods by removing the effects of capital structure (such as varying levels of interest expense), items largely outside the control of the management team (such as income taxes), asset base (such as depreciation, amortization, and impairments), derivatives accounting that is not representative of the economic effect of hedges, and irregular or non-recurring costs (such as transition, integration and separation costs).

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Adjusted Gross Profit (as a percentage of net sales) is an additional measure to help investors compare gross margins between periods, without the effects of adjustments for economic hedges and transaction and integration costs.

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Adjusted Selling, General & Administrative Expenses (as a percentage of net sales) is an additional measure to help investors compare SG&A between periods, without the effects of transition, integration and separation costs.

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Adjusted Operating Profit (as a percentage of net sales) is an additional measure to help investors compare operating margins between periods, without the effects of goodwill and other intangible asset impairments, transition, integration and separation costs and adjustments for economic hedges.

Recent Developments
For information regarding preliminary unaudited selected financial data for the first quarter of fiscal 2012, see “Summary — Recent Developments — Preliminary Unaudited Selected Financial and Other Data for the First Quarter of Fiscal 2012” in the information statement.
Results of Operations
The following discussion compares our operating results for the fiscal year ended September 30, 2011 with fiscal 2010 and also fiscal 2010 with fiscal 2009. We report year-end results, like Ralcorp, as of September 30 of each year. The following table summarizes key data that we believe are important for you to consider as you read the analysis below.

	Year Ended September 30,			Year Ended September 30,
	2011	2010	% Change	2010	2009	% Change
	As Restated		As Restated
	(Dollars in millions)
Net Sales	$968.2	$996.7	(3)%	$996.7	$1,072.1	(7)%
Operating (Loss) Profit	(368.6)	190.8	(293)%	190.8	215.2	(11)%
Net (Loss) Earnings	(424.3)	92.0	(561)%	92.0	101.1	(9)%
Adjusted EBITDA	256.0	275.5	(7)%	275.5	297.4	(7)%

Adjusted EBITDA	$256.0	$275.5		$275.5	$297.4
Intercompany interest expense	(51.5)	(51.5)		(51.5)	(58.3)
Income tax benefit (provision)	6.3	(49.5)		(49.5)	(55.8)
Depreciation and amortization	(58.7)	(55.4)		(55.4)	(50.6)
Impairment of goodwill and other intangible assets(a)	(566.5)	(19.4)		(19.4)	—
Transition, integration and separation costs(b)	(2.8)	(7.7)		(7.7)	(31.6)
Adjustments for economic hedges(c)	(7.1)	—		—	—
Net (Loss) Earnings	$(424.3)	$92.0		$92.0	$101.1
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(a)
Represents non-cash expense for the impairment of goodwill and certain indefinite-lived trademark intangible assets. For more information about the impairment of goodwill and other intangible assets, see “Critical Accounting Policies and Estimates” and Notes 2 and 4 of “Notes to Combined Financial Statements.” See Note 1 of "Notes to Combined Financial Statements" for a discussion of the restatement of the amount of goodwill impairment recorded in the year ended September 30, 2011.

(b)
Represents certain costs incurred during 2011 to effect the separation of Post from Ralcorp and costs incurred in 2010 and 2009 to transition and integrate the Post business into Ralcorp after the acquisition from Kraft. See Note 16 of “Notes to Combined Financial Statements” for further discussion.

(c)	Represents a non-cash expense for mark-to-market adjustments on derivatives used to manage commodity price exposures that do not meet the criteria for cash flow hedge accounting.
Net Sales
Volume changes for the fiscal years ended September 30, 2011 and 2010 relative to comparable amounts for the prior year period were as follows:

	Year Ended September 30,
	2011	2010
Honey Bunches of Oats	(6)%	7%
Pebbles	(2)%	(6)%
Other	(14)%	(6)%
Total	(9)%	(1)%
Fiscal 2011 Compared to 2010
Net sales decreased $28.5 million or 3% in fiscal 2011, as the impact of a 9% decline in overall volumes was partially offset by higher net selling prices (driven primarily by an 18% reduction in trade spending). Volumes were down across most of the Post brand portfolio driven by lower trade spending compared to the trade spending levels a year ago and competitive promotional activity. Other factors impacting net sales include a 12% increase for Great

Grains (fueled by a national advertising campaign to support the brand) and unfavorable effects of foreign exchange rate changes ($4.9 million).
Fiscal 2010 Compared to 2009
Net sales decreased $75.4 million or 7% in fiscal 2010 compared to fiscal 2009 driven by a 1% volume decline and lower net selling prices as a result of increased trade promotion spending. Volume increases resulting from strong gains for Honey Bunches of Oats (up 7%) were more than offset by single digit volume declines across most of the brand portfolio driven primarily by the impact of product downsizing for Pebbles and other kids cereals that occurred late in fiscal 2009. Net sales benefited from new product extensions within the Honey Bunches of Oats (Pecan Bunches) and Pebbles (including Cupcake and Marshmallow Pebbles) brands as well as carryover pricing and downsizing initiatives from 2009. The industry’s ready-to-eat cereal category declined in the low single digits during the fiscal year, as all branded competitors, including Post, aggressively used trade promotions to compete on pricing and protect market share. This competitive environment was an extension of what was seen in fiscal 2009 where Post’s sales volumes were negatively impacted by a reduction in promotional activity relative to the competition, particularly during the second half of fiscal 2009.
Margins

	Year Ended September 30,
	2011	2010	2009
	As Restated
	(% of net sales)
Gross Profit	46.6%	44.4%	46.8%
Selling, general and administrative expenses	(24.7)%	(22.0)%	(25.4)%
Amortization of intangible assets	(1.3)%	(1.3)%	(1.2)%
Impairment of goodwill and other intangible assets	(58.5)%	(1.9)%	—%
Other operating expenses, net	(0.2)%	(0.1)%	(0.1)%
Operating Profit (Loss)	38.1%	19.1%	20.1%

Adjusted Gross Profit	47.4%	44.6%	47.0%
Adjustments for economic hedges	(0.7)%	—%	—%
Transition and integration costs	—%	(0.1)%	(0.2)%
Gross Profit	46.6%	44.4%	46.8%

Adjusted Selling, General & Administrative Expenses	(24.4)%	(21.3)%	(22.7)%
Transition, integration and separation costs	(0.3)%	(0.6)%	(2.8)%
Selling, general and administrative expenses	(24.7)%	(22.0)%	(25.4)%

Adjusted Operating Profit	21.5%	21.9%	23.0%
Adjustments for economic hedges	(0.7)%	—%	—%
Transition, integration and separation costs	(0.3)%	(0.8)%	(2.9)%
Impairment of intangible assets	(58.5)%	(1.9)%	—%
Operating Profit (Loss)	(38.1)%	19.1%	20.1%
 Fiscal 2011 Compared to 2010
Gross profit margins were negatively impacted by $7.1 million mark-to-market losses on commodity derivatives that did not qualify for hedge accounting (economic hedges) in fiscal 2011 and $1.3 million of transition and integration costs in fiscal 2010. Excluding the effect of these items, adjusted gross profit margins were 47.4% in fiscal 2011, up from 44.6% for fiscal 2010. Gross profit margins benefited significantly from 18% lower trade spending. This benefit was partially offset by unfavorable manufacturing costs due to unfavorable fixed cost absorption from lower production volumes and higher raw material costs (primarily sugar, nuts, wheat, corn and packaging costs).
Selling, general and administrative expenses (SG&A) as a percentage of net sales were negatively impacted by $6.4 million of transition and integration costs in 2010 and by $2.8 million of Post separation costs in 2011. Excluding the effect of these items, SG&A as a percentage of net sales increased from 21.3% in 2010 to 24.4% in 2011, driven primarily by higher advertising costs. The increase in advertising costs (up $28.7 million) was primarily due to the national advertising campaign to support the Great Grains brand re-launch as well as modest increases behind Pebbles and Honey Bunches of Oats.
In addition to the matters discussed above, operating profit margin was negatively impacted by the impairment of goodwill and other intangible assets, costs incurred to effect Post’s separation from Ralcorp and adjustments for economic hedges for fiscal 2011, and by impairment of intangible assets and transition and integration costs for fiscal 2010. Excluding the effect of these items, adjusted operating profit margin decreased from 21.9% to 21.5%. See Note 1 of "Notes to Combined Financial Statements" for a discussion of the restatement of the amount of goodwill impairment recorded in the year ended September 30, 2011.
For more information on impairment charges, see “Critical Accounting Policies and Estimates” and Notes 2 and 4 of “Notes to Combined Financial Statements.” For more information on transition, integration and separation costs see Note 16 of “Notes to Combined Financial Statements.”
Fiscal 2010 Compared to 2009
Gross profit margins declined from 46.8% in 2009 to 44.4% in 2010. The overall decline in gross profit margin was driven by lower net selling prices due to increased trade promotion spending in fiscal 2010. These declines were partially offset by favorable raw material costs (notably wheat, corn, rice, nuts, oil and oats, offset partially by higher costs for sweeteners), reduced operating expenses and decreased transition and integration costs.
SG&A expenses as a percentage of net sales were positively impacted by reduced levels of transition and integration costs in 2010 when compared to 2009. Excluding the effect of this item, SG&A as a percent of sales decreased from 22.7% in 2009 to 21.3% in 2010, driven primarily by lower advertising costs. Advertising costs declined $29.5 million compared to prior year as Post shifted resources from advertising to trade promotion spending (included as a reduction to net sales) in order to compete with branded competitors. Other factors positively impacting SG&A as a percentage of sales include lower bad debt expense, incentive compensation, and licensing royalty fees, offset partially by higher warehousing costs and corporate administrative charges from Ralcorp as Post migrated off the transition services agreement with Kraft.
In addition to the items discussed above, operating profit margin was negatively impacted by the impairment of intangible assets in fiscal 2010 and transition and integration costs in both years. Excluding these items, adjusted operating profit margin decreased from 23.0% to 21.9%.
For more information about transition and integration costs, see Note 16 of “Notes to Combined Financial Statements.”
Intercompany Interest Expense
Intercompany interest expense was $51.5 million for the fiscal years ended September 30, 2011 and 2010. Average long-term intercompany debt levels remained virtually unchanged during these time periods, and consisted of debt obligations assumed by Ralcorp from Kraft in the August 2008 acquisition and other intercompany notes. Intercompany interest expense decreased $6.8 million, or 12%, from $58.3 million in 2009 to $51.5 million in 2010. The decrease in intercompany interest expense year over year is primarily due to the extinguishment of term loans totaling $300.0 million during August 2009. At the time of the separation of Post from Ralcorp, we expect to settle all intercompany debt and related intercompany accrued interest. In connection with the separation, we expect to incur significant new third party indebtedness. See the “Unaudited Pro Forma Condensed Combined Financial

Statements” of the information statement for further discussion and further discussion below in “Liquidity and Capital Resources.”
Loss on Sale of Receivables
On November 4, 2010, Post entered into an agreement to sell, on an ongoing basis, all of the trade accounts receivable of Post Foods, LLC to a wholly owned, bankruptcy-remote subsidiary of Ralcorp Holdings, Inc. named Ralcorp Receivables Corporation (RRC). The accounts receivable of Post Foods Canada Corp. were not incorporated into the agreement and are not being sold to RRC. The purchase price of the receivables sold is calculated with a discount factor of 1.18%. For more information, see Note 8 of “Notes to Combined Financial Statements.” We terminated our agreement with RRC in December 2011.
Equity in Earnings of Partnership
On February 1, 2010, Post Foods Canada Corp. received an equity contribution from its parent company in the form of a 48.15% ownership interest in a Canadian partnership named RAH Canada Limited Partnership. The earnings of the partnership are derived from interest on loans to the partners. Post accounts for its investment in the partnership using the equity method, recognizing its share of the partnership’s earnings each period. For more information, see Note 18 of “Notes to Combined Financial Statements.”
Income Taxes
Income taxes were a benefit of $6.3 million for the fiscal year ended September 30, 2011 compared to an expense of $49.5 million in the prior fiscal year, driven primarily by lower earnings before taxes. The effective income tax rate was approximately 1.5% (negative) (as restated) for fiscal year 2011, down from 35.0% in the prior year. The effective tax rate for 2011 was significantly affected by the $427.8 million (as restated) non-deductible goodwill impairment loss discussed above. Excluding the goodwill impairment charge and the effect of the Domestic Production Activities Deduction (DPAD) discussed below, the effective tax rate for 2011 would have been 28.6%. For the year ended September 30, 2010, income taxes declined $6.3 million, or 11%, from 2009, driven primarily by lower earnings before taxes. The effective income tax rate was approximately 35.0% for the year ended September 30, 2010, down only slightly from 35.6% in the prior year.
For both 2011 and 2010, the effective tax rate has been favorably impacted by the effects of the DPAD, and also impacted by minor effects of shifts between the relative amounts of domestic and foreign income. The DPAD is a U.S. federal deduction of a percentage of taxable income from domestic manufacturing. Taxable income is affected by not only pre-tax book income, but also temporary differences in the timing and amounts of certain tax deductions, including significant amounts related to impairments of trademark intangible assets, depreciation of property, and postretirement benefits. In addition, for fiscal 2011, the DPAD percentage was increased from 6% to 9% of qualifying taxable income.
Liquidity and Capital Resources
Our financial resources have historically been provided by Ralcorp, which has managed cash and cash equivalents on a centralized basis. Under Ralcorp’s centralized cash management system, cash requirements are provided directly by Ralcorp and cash generated by Post is generally remitted directly to Ralcorp. Transaction systems (e.g. payroll, employee benefits, and accounts payable) used to record and account for cash disbursements are generally provided by Ralcorp. Cash receipts associated with our business have been transferred to Ralcorp on a daily basis and Ralcorp has funded our cash disbursements. On November 4, 2010, Post entered into an agreement to sell trade accounts receivable of Post Foods, LLC to a wholly owned subsidiary of Ralcorp Holdings, Inc. named Ralcorp Receivables Corporation (RRC). As of September 30, 2011, RRC owed Post $41.3 million (recorded as Receivable from Ralcorp) related to the sale of receivables. Upon separation from Ralcorp, Post will no longer sell receivables to RRC and we expect any receivable balances sold to RRC that remain outstanding at separation will be sold back to Post at the original discounted purchase price. Intercompany debt was $784.5 million and $716.5 million at September 30, 2011 and 2010, respectively. In addition, at September 30, 2011, Post had $7.8 million of intercompany notes receivable from Ralcorp affiliates. Post expects that all intercompany accounts between Post and Ralcorp will be settled immediately prior to the separation and that after the separation, there will be no further loans from or notes receivable from Ralcorp and its affiliates.
As part of the separation, we expect to incur approximately $950 million of new indebtedness, which we expect to consist of $175 million aggregate principal amount of borrowings under a senior secured term loan facility and $775 million in aggregate principal amount of senior notes. We will not receive any proceeds from the senior notes, which we expect to initially issue to Ralcorp in connection with the separation. We expect that approximately $125 million of the proceeds from the term loan facilities will be transferred to Ralcorp in connection with the separation and to directly or indirectly acquire the assets of the Canadian operations of the Post cereals business. Of the remaining $50 million in proceeds, we expect to retain approximately $25 million after payment of fees and expenses relating to the financing transactions. We also expect that Post will have a $175 million revolving credit facility that will be unfunded at the time of the separation. For further discussion, see “Contractual Obligations.”
We expect that Ralcorp will transfer the senior notes to certain financial institutions, which we refer to as “exchange counterparties,” in order to satisfy certain outstanding 90-day term loan obligations of Ralcorp held by the exchange counterparties. We refer to this transfer as a “debt exchange.” As a result of these financing transactions, Ralcorp will receive in connection with the separation approximately $125 million in cash from us and approximately $775 million in cash from the proceeds of the 90-day term loan. We expect that the exchange counterparties may subsequently transfer our senior notes obtained from Ralcorp in the debt exchange. For a description of the expected terms of the credit facilities and senior notes, see “Description of Financing Transactions and Material Indebtedness” in the information statement.
Effective as of the distribution date, Ralcorp expects to transfer to Post certain defined benefit pension and other postretirement benefit plans. For more information about defined benefit pension and postretirement benefit plans, see Note 14 of “Notes to Combined Financial Statements.”
Historically, we have generated and expect to continue to generate positive cash flows from operations, supported by favorable operating income margins. We believe our cash flows from operations and our future credit facilities will be sufficient to satisfy our future working capital, research and development activities, capital expenditures, pension contributions and other financing requirements for the foreseeable future. Our ability to generate positive cash flows from operations is dependent on general economic conditions, competitive pressures, and other business and risk factors described elsewhere in this information statement. If we are unable to generate sufficient cash flows from operations, or otherwise to comply with the terms of our credit facilities, we may be required to seek additional financing alternatives.
Short-term financing needs are primarily for financing of working capital and required prepayments of the term loan facility, which are expected to be minimal over the next 12 months. Long-term financing needs will depend largely on potential growth opportunities, including acquisition activity.
The following tables show recent cash flow and capitalization data, which is discussed below.

	Year Ended September 30,
	2011	2010	2009
	(In millions)
Cash provided by operating activities	$143.8	$135.6	$221.1
Cash used by investing activities	(14.9)	(24.3)	(36.7)
Cash used by financing activities	(132.1)	(112.4)	(183.3)
Effect of exchange rate changes on cash	0.1	0.2	1.4
Net (decrease) increase in cash and cash equivalents	$(3.1)	$(0.9)	$2.5

	Year Ended September 30,
	2011	2010	2009
	As Restated
	(In millions)
Cash and cash equivalents	$1.7	$4.8	$5.7
Working capital excluding cash and cash equivalents	(0.7)	68.0	39.5
Intercompany debt, including short-term portion	784.5	716.5	716.5
Total Ralcorp equity	1,434.7	2,061.7	2,023.3

Operating Activities
Fiscal 2011 Compared to 2010
Cash provided by operating activities for fiscal 2011 increased $8.2 million when compared to fiscal 2010. The increase is due to favorable changes in working capital, payment of $13.6 million to Kraft in fiscal 2010 related to the transition services agreement (TSA), a $2.0 million distribution to Post Canada from RAH Limited Partnership (see Note 18 in “Notes to Combined Financial Statements”), partially offset by lower net earnings (excluding the impact of the non-cash impairment of goodwill and other intangible assets and deferred income taxes). Changes in working capital were primarily driven by a prior year decrease in levels of accrued obligations related to trade spending, the payment to Kraft in 2010 as noted above and a larger reduction in inventory in 2010 compared to the current year.
Fiscal 2010 Compared to 2009
The decrease in net cash provided by operating activities in 2010 compared to 2009 is due primarily to the final cash settlement of the Kraft TSA in fiscal 2010 and a net increase in working capital (excluding cash and current debt). In 2008 and 2009, Kraft on our behalf collected cash from our customers and paid our vendors under a TSA, resulting in a net receivable balance from Kraft of $49.1 million in 2008 and a net payable balance to Kraft of $13.6 million at the end of fiscal 2009. During 2009, these items positively impacted cash flows by $62.7 million. Working capital was negatively impacted by lower advertising and promotion accruals in 2010 (driven by reduced spending in 2010 versus 2009), partially offset by lower trade receivables and inventory levels.
Investing Activities
Net cash used for investing activities was $14.9 million for fiscal 2011, down $9.4 million from the prior fiscal year due to a reduction in the amount of capital spending.
Capital expenditures decreased $12.4 million from fiscal 2009 to $24.3 million for fiscal 2010. Fiscal 2009 included several capital projects related to decoupling the Post business from Kraft following the acquisition by Ralcorp in August 2008.
Financing Activities
Changes in cash used in financing activities for the years ended September 30, 2011, 2010 and 2009 are primarily due to transfers to and from Ralcorp. The components of net transfers include cash deposits from Post to Ralcorp and cash borrowings received from Ralcorp used to fund operations or capital expenditures and allocations of Ralcorp’s corporate expenses (see Note 16 of “Notes to Combined Financial Statements”). On September 28, 2011, Post entered into a promissory note payable to Ralcorp in the principal amount of $68.0 million. In addition, Ralcorp repaid term loans attributable to the acquisition of Post totaling $300 million during fiscal 2009.
Contractual Obligations
In the normal course of business, we enter into contracts and commitments which obligate us to make payments in the future. The table below sets forth our significant future obligations by time period as of September 30, 2011. The table does not include amounts related to debt expected to be issued by Post at the date of separation (described above). For consideration of the table below, “Less Than 1 Year” refers to obligations due between October 1, 2011 and September 30, 2012, “1-3 Years” refers to obligations due between October 1, 2012 and September 30, 2014, “3-5 Years” refers to obligations due between October 1, 2014 and September 30, 2016, and “More Than 5 Years” refer to any obligations due after September 30, 2016.

	Total	Less Than 1 Year	1-3 Years	3-5 Years	More Than 5 Years
	(In millions)
Intercompany debt(a)	$1,132.3	$172.3	$95.2	$95.2	$769.6
Operating lease obligations(b)	10.2	3.3	5.7	1.2	—
Purchase obligations(c)	165.6	139.5	25.5	0.4	0.2
Deferred compensation obligations(d)	0.8	—	—	—	0.8
Benefit obligations(e)	116.8	0.9	2.6	4.3	109.0
Total	$1,425.7	$316.0	$129.0	$101.1	$879.6

____________

(a)
Intercompany debt obligations include principal payments and intercompany interest payments based on interest rates at September 30, 2011. See Note 12 of “Notes to Combined Financial Statements” for details. In connection with the separation transaction, we expect all intercompany balances with Ralcorp, including intercompany debt, will be settled. As discussed in the “Unaudited Pro Forma Condensed Combined Financial Statements” section in the information statement, we expect to incur $950 million of new indebtedness at the time of the separation consisting of $775 million of senior unsecured notes and a $175 million senior secured term loan. In addition, we expect to have a $175 million revolving credit facility which will be unfunded at the time of the separation. The table below reflects, on an as-adjusted basis, the estimated contractual obligations under the senior unsecured notes and senior secured term loan assuming the separation occurred as of September 30, 2011.

	Total	Less Than 1 Year	1-3 Years	3-5 Years	More Than 5 Years
	(In millions)
Long-term debt, as adjusted	$950.0	$8.8	$43.7	$122.5	$775.0
Interest on long-term debt, as adjusted	635.0	65.9	130.9	128.2	310.0
Total	$1,585.0	$74.7	$174.6	$250.7	$1,085.0
We expect our new senior secured term loan to bear interest at a floating rate, which would have been approximately 2.30% at September 30, 2011, based on the one month LIBOR rate and a spread of 200 basis points. We expect the senior unsecured notes will bear interest at a fixed rate of 8.00%. Because the senior secured term loan will bear interest as a variable rate of interest, actual interest payments over time will differ from those set forth above. We expect the maturities of our senior secured term loan and senior unsecured notes to be 5 years and 10 years, respectively. The senior secured term loan is expected to require quarterly amortization payments equal to the following percentages of the initial principal balances: 5% in year one, 10% in year two; 15% in year three; 20% in year 4; and 50% in year five.

(b)	Operating lease obligations consist of minimum rental payments under noncancelable operating leases, as shown in Note 13 of “Notes to Combined Financial Statements.”

(c)
Purchase obligations are legally binding agreements to purchase goods or services that specify all significant terms, including: fixed or minimum quantities to be purchased; fixed, minimum or variable price provisions; and the approximate timing of the transaction.

(d)	Deferred compensation obligations have been allocated to time periods based on existing payment plans for terminated employees and the estimated timing of distributions to current employees based on age.

(e)
Benefit obligations consist of future payments related to pension and other postretirement benefits as estimated by an actuarial valuation and shown in Note 14 of “Notes to Combined Financial Statements.”

Inflation
Inflationary pressures have had an adverse effect on Post through higher raw material and fuel costs, as discussed above. We believe that inflation has not had a material adverse impact on our operations in the years ended September 30, 2011, 2010 and 2009, but could have a material impact in the future if inflation rates were to significantly exceed our ability to achieve price increases.
Currency
Certain sales and costs of our Canadian operations were denominated in Canadian dollars. Consequently, profits from this business can be impacted by fluctuations in the value of the Canadian dollars relative to U.S. dollars.
Off Balance Sheet Arrangements
As of September 30, 2011, we did not have any material off balance sheet arrangements that would be reasonably likely to have a material impact on our financial position or results of operations. At the time of the separation, we expect to enter into an agreement to indemnify Ralcorp from various exposures, including any tax liability that may arise as a result of the separation. See “Arrangements between Ralcorp and Post” discussed in the information statement for further discussion.
Critical Accounting Policies and Estimates
The following discussion is presented pursuant to the United States Securities and Exchange Commission’s Financial Reporting Release No. 60, “Cautionary Advice Regarding Disclosure About Critical Accounting Policies.” The policies below are both important to the representation of Post’s financial condition and results and require management’s most difficult, subjective or complex judgments.
Under generally accepted accounting principles in the United States, we make estimates and assumptions that impact the reported amounts of assets, liabilities, revenues, and expenses as well as the disclosure of contingent liabilities. We base estimates on past experience and on various other assumptions that are believed to be reasonable under the circumstances. Those estimates form the basis for making judgments about carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.
Throughout the periods covered by the financial statements, the operations of Post were conducted and accounted for as part of Ralcorp. The Post financial statements were derived from Ralcorp’s historical accounting records and reflect significant allocations of direct costs and expenses. All of the allocations and estimates in the financial statements are based on assumptions that we believe are reasonable. The financial statements do not necessarily represent our financial position had our business been operated as a separate independent entity.
Under Ralcorp’s centralized cash management system, cash requirements are provided directly by Ralcorp, and cash generated by us is generally remitted directly to Ralcorp. Transaction systems (e.g., payroll, employee benefits, and accounts payable) used to record and account for cash disbursements are generally provided by Ralcorp. Ralcorp also provides us centralized demand planning, order management, billing, credit and collection functions. These sales and customer service functions operate on a regional basis and are customer rather than business or product focused. Transaction systems (e.g., revenues, accounts receivable, and cash application) used to record and account for cash receipts are also provided by centralized Ralcorp organizations. These Ralcorp systems are generally designed to track assets/liabilities and receipts/payments on a business specific basis.

Net revenues in the combined statements of operations represent net sales directly attributable to us, including sales to other Ralcorp entities. Costs and expenses in the combined statements of operations represent direct and allocated costs and expenses related to us. Costs for certain functions and services performed by centralized Ralcorp organizations have been allocated to us based on reasonable activity bases (generally volume, revenues, net assets, or a combination as compared to total Ralcorp and Post amounts) or other reasonable methods. The combined statements of operations include expense allocations for:

•	certain fixed and variable manufacturing, shipping, distribution, and related systems and administration costs;

•	certain Ralcorp corporate administrative expenses; and

•	certain variable and fixed selling expenses for the Ralcorp customer service functions, including systems and sales administrative expenses.
Revenue is recognized when title of goods is transferred to the customer, as specified by the shipping terms. Net sales reflect gross sales, including amounts billed to customers for shipping and handling, less sales discounts and trade allowances (including promotional price buy downs and new item promotional funding). Customer trade allowances are generally computed as a percentage of gross sales. Products are generally sold with no right of return except in the case of goods which do not meet product specifications or are damaged and related reserves are maintained based on return history. If additional rights of return are granted, revenue recognition is deferred. Estimated reductions to revenue for customer incentive offerings are based upon customer redemption history.
Inventories are generally valued at the lower of average cost (determined on a first-in, first-out basis) or market value and have been reduced by an allowance for obsolete product and packaging materials. The estimated allowance is based on a review of inventories on hand compared to estimated future usage and sales. If market conditions and actual demands are less favorable than projected, additional inventory write-downs may be required.
We review long-lived assets, including leasehold improvements, property and equipment, and amortized intangible assets for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. Long-lived assets to be disposed of are reported at the lower of the carrying amount or fair value less the cost to sell.
Trademarks with indefinite lives are reviewed for impairment during the fourth quarter of each fiscal year following the annual forecasting process, or more frequently if facts and circumstances indicate the trademark may be impaired. The trademark impairment tests require us to estimate the fair value of the trademark and compare it to its carrying value. The estimated fair value is determined using an income-based approach (the relief-from-royalty method), which requires significant assumptions for each brand, including estimates regarding future revenue growth, discount rates, and appropriate royalty rates. In our recent tests, we assumed a discount rate of 9% and royalty rates ranging from 0% to 8% based on consideration of several factors for each brand, including profit levels, research of external royalty rates by third party experts, and the relative importance of each brand to the Company. Revenue growth assumptions are based on historical trends and management’s expectations for future growth by brand. The discount rate is based on industry market data of similar companies, and includes factors such as the weighted average cost of capital, internal rate of return, and weighted average return on assets. The failure in the future to achieve revenue growth rates, an increase in the discount rate, or a significant change in the trademark profitability and corresponding royalty rate assumed would likely result in the recognition of a trademark impairment loss.
In June 2011, a trademark impairment loss of $32.1 million was recognized related to the Post Shredded Wheat and Grape-Nuts trademarks based on reassessments triggered by the announced separation of Post from Ralcorp. The trademark impairment was due to reductions in anticipated future sales as a result of competition, lack of consumer response to advertising and promotions for these brands, and further reallocations of advertising and promotion expenditures to higher-return brands. These factors, particularly the lower than expected revenues during 2011 and further declines in market share, led us to lower royalty rates for both the Shredded Wheat and Grape-Nuts brands as well as further reduce future sales growth rates, resulting in a partial impairment of both brands.

Based upon a preliminary review of the Post business conducted by the newly appointed Post management team in October, sales declines in the fourth quarter and continuing into October, and weakness in the branded ready-to-eat cereal category and the broader economy, management determined that additional strategic steps were needed to stabilize the business and the competitive position of its brands. The impact of these steps was a reduction of expected net sales growth rates and profitability of certain brands in the near term. Consequently, an additional trademark impairment loss of $106.6 million was recognized in the quarter ended September 30, 2011, primarily related to the Honey Bunches of Oats, Post Selects, and Post trademarks. Holding all other assumptions constant, if the discount rate had been one-quarter percentage point higher, if the sales growth rates for each period had been one-quarter percentage point lower, or if the royalty rates had been one-quarter percentage point lower, the impairment of all indefinite-lived trademarks at September 30, 2011 would have been $22 million to $53 million higher. Excluding the five brands with related impairment charges in September 2011, each of our other material indefinite-lived trademarks had estimated fair values which exceeded their carrying values by at least 10% with the exception of the Grape-Nuts trademark which had an estimated fair value approximately equal to its carrying value.
In the fourth quarter of fiscal 2010, a trademark impairment loss of $19.4 million was recognized related to the Post Shredded Wheat and Grape-Nuts trademarks. The trademark impairment was due to a reallocation of advertising and promotion expenditures to higher-return brands and reductions in anticipated sales-growth rates based on the annual forecasting process completed in the fourth quarter.
As noted above, assessing the fair value of our indefinite lived trademarks includes, among other things, making key assumptions for estimating revenue growth rates and profitability (and corresponding royalty rates) by brand. These assumptions are subject to a high degree of judgment and complexity. We make every effort to estimate revenue growth rates and profitability by brand as accurately as possible with the information available at the time the forecast is developed. However, changes in the assumptions and estimates may affect the estimated fair value of the individual trademark, and could result in additional impairment charges in future periods. Factors that have the potential to create variances in the estimated fair value of each trademark include but are not limited to (i) fluctuations in forecasted sales volumes, which can be driven by multiple external factors affecting demand, including macroeconomic factors, competitive dynamics in the ready-to-eat cereal category, changes in consumer preferences, and consumer responsiveness to our promotional and advertising activities; (ii) product costs, particularly commodities such as wheat, corn, rice, sugar, nuts, oats, corrugated packaging and diesel, and other production costs which could negatively impact profitability and corresponding royalty rate; and (iii) interest rate fluctuations and the overall impact of these changes on the appropriate discount rate.
Goodwill represents the excess of the cost of acquired businesses over the fair market value of their identifiable net assets. In the fourth quarter of fiscal 2011, we early adopted ASU No. 2011-8 “Intangibles — Goodwill and Other (Topic 350): Testing Goodwill for Impairment.” We conduct a goodwill impairment qualitative assessment during the fourth quarter of each fiscal year following the annual forecasting process, or more frequently if facts and circumstances indicate that goodwill may be impaired. The goodwill impairment qualitative assessment requires us to perform an assessment to determine if it is more likely than not that the fair value of the business is less than its carrying amount. The qualitative assessment considers various factors, including the macroeconomic environment, industry and market specific conditions, financial performance, cost impacts, and issues or events specific to the business. If adverse qualitative trends are identified that could negatively impact the fair value of the business, we perform a “step one” goodwill impairment test. The “step one” goodwill impairment test requires us to estimate the fair value of our business and certain assets and liabilities. The estimated fair value was determined using a combined income and market approach with a greater weighting on the income approach (75% of the calculation). The income approach is based on discounted future cash flows and requires significant assumptions, including estimates regarding future revenue, profitability, and capital requirements. The market approach (25% of the calculation) is based on a market multiple (revenue and EBITDA which stands for earnings before interest, income taxes, depreciation, and amortization) and requires an estimate of appropriate multiples based on market data.
As a result of the announcement on July 14, 2011 that the board of directors had approved an agreement in principal to separate Post and Ralcorp in a tax-free spin-off to Ralcorp shareholders, we initiated and completed impairment tests on Post intangible assets earlier than our normal (fourth quarter) annual testing process would require. While two Post trademarks were impaired as a result of a reduction in revenue growth rates for those brands as described above, our goodwill was not impaired because the estimated fair value of the business exceeded its carrying value by approximately 5%.
In late September and October 2011, a new management team was named at Post (including William Stiritz as Chief Executive Officer, Robert Vitale as Chief Financial Officer, and James Holbrook as Executive Vice President of Marketing) in advance of the anticipated spin-off of the business from Ralcorp. The new management team conducted an extensive business review of Post during this time.
The revised business outlook of the new Post management team (as described in the discussion of the trademark impairment loss for the quarter ended September 30, 2011, above) triggered an additional “step one” goodwill impairment analysis. Because Post’s carrying value was determined to be in excess of its fair value in our step one analysis, we were required to perform “step two” of the impairment analysis to determine the amount of goodwill impairment to be recorded. The amount of the impairment is calculated by comparing the implied fair value of the goodwill to its carrying amount, which requires us to allocate the fair value determined in the step one analysis to the individual assets and liabilities of the business. Any remaining fair value would represent the implied fair value of goodwill on the testing date. Based on the step two analysis, we recorded a pre-tax, non-cash impairment charge of $427.8 million (as restated) to reduce the carrying value of goodwill.
As of September 30, 2011, after consideration of the impairment discussed above, we had a revised goodwill balance of $1,366.2 million (as restated). For the calculation of fair value of our business, we assumed future revenue growth rates ranging from 0.6% to 3.3% with a long-term (terminal) growth rate of 3% and applied a discount rate of 8.5% to cash flows. Revenue growth assumptions (along with profitability and cash flow assumptions) were based on historical trends for the reporting unit and management’s expectations for future growth. The discount rate was based on industry market data of similar companies, and included factors such as the weighted average cost of capital, internal rate of return, and weighted average return on assets. For the market approach, we used a weighted average multiple of 10.0 and 8.5 times projected fiscal 2012 and 2013 EBITDA, respectively, and a multiple of 2.4 and 2.0 times projected fiscal 2012 and 2013 revenue, respectively, based on industry market data. An unfavorable change in forecasted operating results and cash flows, an increase in discount rates based on changes in cost of capital (interest rates, etc.), or a decline in industry market EBITDA and revenue multiples may reduce the estimated fair value below the new carrying value and would likely result in the recognition of an additional goodwill impairment loss. Holding all other assumptions constant, if the net sales growth rate for all future years had been one-quarter percentage point lower or the discount rate had been one-quarter percentage point higher, the goodwill impairment charge at September 30, 2011 would have been $76 million to $122 million higher, or if the EBITDA multiple for 2012 and 2013 had been 0.5 times lower or if the revenue multiple for 2012 and 2013 had been 0.2 times lower, the impairment would have been $15 million to $24 million higher.
As noted above, assessing the fair value of goodwill for our business includes, among other things, making key assumptions for estimating future cash flows and appropriate industry market multiples (both EBITDA and revenue). These assumptions are subject to a high degree of judgment and complexity. We make every effort to estimate future cash flows as accurately as possible with the information available at the time the forecast is developed. However, changes in the assumptions and estimates may affect the estimated fair value of goodwill, and could result in additional impairment charges in future periods. Factors that have the potential to create variances in the estimated fair value of goodwill include but are not limited to (i) fluctuations in forecasted sales volumes, which can be driven by multiple external factors affecting demand, including macroeconomic factors, competitive dynamics in the ready-to-eat cereal category, and changes in consumer preferences, (ii) consumer responsiveness to our promotional and advertising activities; (iii) product costs, particularly commodities such as wheat, corn, rice, sugar, nuts, oats, corrugated packaging and diesel, and other production costs which could negatively impact profitability; (iv) interest rate fluctuations and the overall impact of these changes on the appropriate discount rate; and (v) changes in industry and market multiples of EBITDA and revenue.
Ralcorp maintains all debt obligations on a consolidated basis to fund and manage operations. During the periods presented in these financial statements, Post had no direct debt obligations; however, Ralcorp has followed the policy of applying debt and related interest expense to the operations of Post based upon net debt assumed in the acquisition of Post from Kraft in August 2008 (see Note 12 of “Notes to Combined Financial Statements”).

Pension assets and liabilities are determined on an actuarial basis and are affected by the estimated market-related value of plan assets; estimates of the expected return on plan assets, discount rates, and future salary increases; and other assumptions inherent in these valuations. We annually review the assumptions underlying the actuarial calculations and make changes to these assumptions, based on current market conditions and historical trends, as necessary. Differences between the actual return on plan assets and the expected return on plan assets and changes to projected future rates of return on plan assets will affect the amount of pension expense or income ultimately recognized. The other postretirement benefits liability (partially subsidized retiree health and life insurance) is also determined on an actuarial basis and is affected by assumptions including the discount rate and expected trends in healthcare costs. Changes in the discount rate and differences between actual and expected healthcare costs will affect the recorded amount of other postretirement benefits expense. For both pensions and postretirement benefit calculations, the assumed discount rate is determined by projecting the plans’ expected future benefit payments as defined for the projected benefit obligation or accumulated postretirement benefit obligation, discounting those expected payments using a theoretical zero-coupon spot yield curve derived from a universe of high-quality (rated AA or better by Moody’s Investor Service) corporate bonds as of the measurement date, and solving for the single equivalent discount rate that results in the same present value. A 1% decrease in the assumed discount rate (from 5.05% to 4.05% for U.S. pension; from 5.13% to 4.13% for U.S. other postretirement benefits; from 5.15% to 4.15% for Canadian pension; and from 5.26% to 4.26% for Canadian other postretirement benefits) would have increased the recorded benefit obligations at September 30, 2011 by approximately $5.4 million for pensions and approximately $20.6 million for other postretirement benefits. The expected return on plan assets was determined based on historical and expected future returns of the various asset classes, using the target allocations of the plans. A 1% decrease in the assumed return on plan assets (from 8.75% to 7.75% for U.S. and from 6.25% to 5.25% for Canadian) would have increased the net periodic benefit cost for the pension plans by approximately $.2 million. In separating amounts in the U.S. plans between Post and Ralcorp, liabilities were calculated directly based on the participants of each group. Plan contributions were allocated based on target liability plus normal cost (for funding) for each group. Investment earnings were allocated based on beginning of year projected benefit obligation for each group. Actual benefit payments were allocated based on expected benefit payments for each group. See Note 14 of “Notes to Combined Financial Statements” for more information about pension and other postretirement benefit assumptions.
Prior to October 1, 2009, liabilities for workers’ compensation claims specific to Post employees were estimated based upon details of current claims, historical trends, and expected trends determined on an actuarial basis. Effective October 1, 2009, Post transferred the liability for these claims to a captive insurance company that is a wholly owned subsidiary of Ralcorp for an initial premium payment to the captive. Since that date, Post carries insurance for workers compensation claims through the captive insurance company. Ralcorp maintains a centralized self-insured plan for employee healthcare costs. Ralcorp charges Post monthly for claims paid which relate to Post employees. The liability for claims incurred but not yet reported is maintained by Ralcorp.
Post employees have historically participated in equity plans of Ralcorp. Stock-based compensation cost is measured at the grant date based on the value of the award and is recognized as expense over the vesting period for awards expected to vest. Determining the fair value of share-based awards at the grant date requires judgment, including estimating the expected term, expected stock price volatility, risk-free interest rate, and expected dividends. In addition, judgment is required in estimating the amount of share-based awards that are expected to be forfeited before vesting. For equity awards, the original estimate of the grant date fair value is not subsequently revised unless the awards are modified, but the estimate of expected forfeitures is revised throughout the vesting period and the cumulative stock-based compensation cost recognized is adjusted accordingly. For liability awards, the fair value is remeasured at the end of each reporting period. See Note 15 of “Notes to Combined Financial Statements” for more information about stock-based compensation and our related estimates.
We estimate income tax expense based on taxes in each jurisdiction. We estimate current tax exposures together with temporary differences resulting from differing treatment of items for tax and financial reporting purposes. These temporary differences result in deferred tax assets and liabilities. We believe that sufficient income will be generated in the future to realize the benefit of most of our deferred tax assets. Where there is not sufficient evidence that such income is likely to be generated, we establish a valuation allowance against the related deferred tax assets. We are subject to periodic audits by governmental tax authorities of our income tax returns. These audits generally include questions regarding our tax filing positions, including the amount and timing of deductions and the allocation of income among various tax jurisdictions. We evaluate our exposures associated with our tax filing positions, including state and local taxes, and record reserves for estimated exposures. As of September 30, 2011, three years (2008, 2009, and 2010) were subject to audit by the Internal Revenue Service, various state and local taxing authorities, and the Canadian Revenue Agency. See Note 5 of “Notes to Combined Financial Statements” for more information about estimates affecting income taxes.

Recently Issued Accounting Standards
See Note 3 of “Notes to Combined Financial Statements” for a discussion regarding recently issued accounting standards.
Qualitative and Quantitative Disclosures About Market Risk
Commodity Price Risk
In the ordinary course of business, Post is exposed to commodity price risks relating to the acquisition of raw materials and fuels. We participate in Ralcorp’s derivative financial instrument program, which includes futures contracts, options and swaps, to manage certain of these exposures when it is practical to do so. For more information, see Note 10 of “Notes to Combined Financial Statements.”
Foreign Currency Risk
Post has foreign currency exchange rate risk related to its Canadian entity, whose functional currency is the Canadian dollar.
Interest Rate Risk
Post has interest rate risk related to the debt held by Ralcorp attributed to Post. Changes in interest rates impact fixed and variable rate debt differently. For fixed rate debt, a change in interest rates will only impact the fair value of the debt, whereas a change in the interest rates on variable rate debt will impact interest expense and cash flows. At September 30, 2011, financing arrangements attributed to Post included $764.5 million of fixed rate debt and $20 million of variable rate debt. For more information, see Note 12 of “Notes to Combined Financial Statements.”
Following the separation, the risks related to our business will also include certain market risks that may affect our debt and other financial instruments. In particular, we will face the market risks associated with interest rate movements on our outstanding debt. Following the separation, we will be highly leveraged. We expect to incur approximately $950 million in long-term debt in connection with the separation. Approximately $175 million of this debt is expected to bear interest at a floating rate, and we will consider entering into a fixed-to-floating interest rate swap with respect to some, or all, of our $775 million principal amount of senior notes. Accordingly, a substantial portion of our long-term debt could be subject to an element of market risk from changes in interest rates. A one-percent increase or decrease in the interest rate applicable to us would result in a $1 million increase or decrease in our annual interest expense for every $100 million of floating rate debt we may incur. We expect to regularly assess market risks and to establish policies and business practices to protect against the adverse effects of these exposures.
CONTROLS AND PROCEDURES.
Restatement

On May 4, 2012, the Audit Committee of the Board of Directors of Ralcorp Holdings, Inc. ("Ralcorp"), upon the recommendation of Ralcorp's management, concluded that the previously issued fiscal 2011 financial statements contained in Ralcorp's Annual Report on Form 10-K for the fiscal year ended September 30, 2011 should not be relied upon because of errors in those financial statements, and that Ralcorp would restate those financial statements to make the necessary accounting corrections. These errors relate to the previously disclosed $364.8 million goodwill impairment charge recorded by Ralcorp in the fourth quarter of fiscal 2011 related to Ralcorp's Post brand cereal business.

On May 5, 2012, based on the recommendation of Post management, the Audit Committee (the "Committee") of Post's Board of Directors concluded that Post's combined financial statements for the fiscal year ended September 30, 2011 included in its Registration Statement on Form 10, similarly should no longer be relied upon because of the same error in those financial statements and that Post would restate those financial statements to make the necessary accounting corrections. Accordingly, Post is restating its combined financial statements as of and for the year ended September 30, 2011 to increase the previously reported goodwill impairment charge by $63.0 million. These restated financial statements are included in Exhibit 99.4 in this Current Report on Form 8-K/A.
Internal Control Over Financial Reporting
In connection with the financial statement error described above, Ralcorp management has determined that a material weakness in internal control over financial reporting existed as of September 30, 2011 for Ralcorp. As a wholly owned subsidiary of Ralcorp, the material weakness also existed at Post as of September 30, 2011.

The material weakness in internal control over financial reporting related to the assessment of goodwill which was improperly designed and not effective in capturing the proper amount of deferred income taxes when assessing the carrying value of our reporting unit for purposes of evaluating whether there is a goodwill impairment. Specifically, the control did not prevent or detect the fact that certain deferred income tax items relative to certain Ralcorp allocations and adjustments to the Post reporting unit were improperly excluded from our computations when evaluating goodwill impairment. The exclusion of certain deferred income taxes from the impairment computation resulted in a $63 million understatement of the fourth quarter impairment charge and a corresponding overstatement of the goodwill balance. The control deficiency resulted in the restatement of the Company's September 30, 2011 annual combined financial statements. Additionally, the control deficiency could result in misstatements of impairments of goodwill or related disclosures that would result in a material misstatement to future annual or interim consolidated financial statements that would not be prevented or detected. Accordingly, management has determined the control deficiency constitutes a material weakness.
As of September 30, 2011, Post was not required to comply with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002. Section 404 of the Sarbanes-Oxley Act of 2002 requires any company subject to the reporting requirements of the U.S. securities laws to do a comprehensive evaluation of its and its consolidated subsidiaries' internal control over financial reporting. To comply with this statute, Post will eventually be required to document and test its internal control procedures, Post management will be required to assess and issue a report concerning Post's internal control over financial reporting, and Post's independent auditors will be required to issue an opinion on their audit of Post's internal control over financial reporting. The rules governing the standards that must be met for management to assess Post's internal control over financial reporting are complex and require significant documentation, testing and possible remediation to meet the detailed standards under the rules. During the course of its testing, Post's management may identify material weaknesses or deficiencies which may not be remedied in time to meet the deadline imposed by the Sarbanes-Oxley Act of 2002. If Post's management cannot favorably assess the effectiveness of Post's internal control over financial reporting, investor confidence in our financial results may weaken, and our stock price may suffer.

Remediation

On February 3, 2012, the Company became a standalone independent public company through the completion of a tax free spin-off from Ralcorp. From that time forward Post's management team is responsible for establishing its own disclosure controls and procedures and internal control over financial reporting. Post management concluded that the material weakness described above did not continue to impact Post after the spin-off for the following reasons:

•
The material weakness in internal control over financial reporting was isolated to one narrow component of the goodwill impairment calculation process, specifically the identification and quantification of deferred taxes related to assets and liabilities held by the parent company and assigned to the reporting unit for goodwill impairment testing;

•	subsequent to the spin-off from Ralcorp, Post operates with a single reporting unit; and

•
subsequent to the spin-off from Ralcorp, Post does not have the complexity of assigning assets and liabilities held at the parent company and requiring allocation to multiple reporting units when performing its goodwill impairment calculations.